Exhibit 99.1

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relating to our qualification and taxation as a real estate investment trust, or a REIT, and to the acquisition, ownership and disposition of our stock.  The summary is based on existing law, and is limited to investors who acquire and own shares of our stock as investment assets rather than as inventory or as property used in a trade or business. The summary does not describe all of the particular tax consequences that might be relevant to you if you are subject to special rules under federal income tax law, for example if you are:

•                  a bank, insurance company, or other financial institution;

•                  a regulated investment company or REIT;

•                  a subchapter S corporation;

•                  a broker, dealer or trader in securities or foreign currency;

•                  a person who marks-to-market our stock;

•                  a person who has a functional currency other than the United States dollar;

•                  a person who acquires or owns our stock in connection with employment or other performance of services;

•                  a person subject to alternative minimum tax;

•                  a person who acquires or owns our stock as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction;

•                  a United States expatriate;

•                  a “qualified shareholder” (as defined in Section 897(k)(3)(A) of the United States Internal Revenue Code of 1986, as amended, or the Code);

•                  a “qualified foreign pension fund” (as defined in Section 897(l)(2) of the Code) or any entity wholly owned by one or more qualified foreign pension funds; or

•                  except as specifically described in the following summary, a trust, estate, tax-exempt entity or foreign person.

The sections of the Code that govern the federal income tax qualification and treatment of a REIT and its stockholders are complex.  This section contains a summary of applicable Code provisions, related rules and regulations, and administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect.  Future legislative, judicial or administrative actions or decisions could also affect the accuracy of statements made in this summary.  We have received private letter rulings from the United States Internal Revenue

Service, or the IRS, with respect to some but not all of the matters described in this summary, but we cannot assure you that the IRS or a court will agree with all of the statements made in this summary.  The IRS could, for example, take a different position from that described in this summary with respect to our assets, acquisitions, operations, restructurings or other matters, including with respect to matters similar to, but subsequent or unrelated to, those matters addressed in the IRS private letter rulings issued to us; furthermore, while a private letter ruling from the IRS generally is binding on the IRS, we and our counsel cannot rely on the private letter rulings if the factual representations, assumptions or undertakings made in our letter ruling requests to the IRS are untrue or incomplete in any material respect.  If successful, IRS challenges could result in significant tax liabilities for applicable parties.  In addition, this summary is not exhaustive of all possible tax consequences, and does not describe any estate, gift, state, local or foreign tax consequences.  For all these reasons, we urge you and any prospective acquiror of our stock to consult with a tax advisor about the federal income tax and other tax consequences of the acquisition, ownership and disposition of our stock.  Our intentions and beliefs described in this summary are based upon our understanding of applicable laws and regulations that are in effect as of the date of this Current Report on Form 8-K/A.  If new laws or regulations are enacted which impact us directly or indirectly, we may change our intentions or beliefs.

Your federal income tax consequences generally will differ depending on whether or not you are a “U.S. stockholder.” For purposes of this summary, a “U.S. stockholder” is a beneficial owner of our stock that is:

•                  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

•                  an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate the income of which is subject to federal income taxation regardless of its source; or

•                  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. stockholder is not overridden by an applicable tax treaty.  Conversely, a “non-U.S. stockholder” is a beneficial owner of our stock other than a partnership or a U.S. stockholder.

If any entity treated as a partnership for federal income tax purposes is a beneficial owner of our stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.  Any entity or other arrangement treated as a partnership for federal income tax purposes that is a beneficial owner of our stock and the partners in such a partnership (as determined for federal income tax purposes) are urged to consult their own tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of our stock.

Investors considering acquiring our stock should consult their tax advisors concerning the application of United States federal income tax laws to their particular situation as well as any consequences of the acquisition, ownership and disposition of our stock arising under the laws of any state, local or non-United States taxing jurisdiction.

Taxation of Special Distribution

We paid a special distribution, or Special Distribution, of $700 million on our shares of common stock on November 4, 2014.  Our Special Distribution was intended to assist us in meeting two REIT distribution requirements that are described below in more detail:  first, to ensure that we distributed by December 31, 2014 our pre-REIT earnings and profits accumulated through December 31, 2013 and any additional C corporation earnings and profits to which we succeeded during our 2014 taxable year; and second, to ensure that we distributed our “real estate investment trust taxable income,” which for our 2014 taxable year was comprised of other items such as depreciation recapture in respect of accounting method changes commenced in our pre-REIT period as well as foreign earnings and profits recognized as dividend income.

Because our Special Distribution was paid to holders of our common stock in a combination of cash and our common stock, a stockholder receiving the Special Distribution was treated for federal income tax purposes as receiving a distribution in an amount equal to the amount of cash that would have been received if the stockholder had elected to receive, and actually did receive, all cash.  Common stock received by a stockholder pursuant to the Special Distribution had an initial tax basis equal to the amount such stockholder was treated as having received in the Special Distribution minus the amount of cash actually received, and the holding period in such stock began on the day following the payment date of the Special Distribution.

Federal Income Tax Consequences of the Merger

On January 20, 2015, pursuant to an Agreement and Plan of Merger, dated as of November 12, 2014, our predecessor corporation merged with and into us, which transaction is referred to below as the Merger. Our counsel, Sullivan & Worcester LLP, is of the opinion that the Merger qualified as a reorganization under Section 368(a)(1)(F) of the Code.  The federal income tax consequences summarized below assume that the Merger so qualified.

Neither we nor our predecessor recognized any gain or loss as a result of the Merger.  Shares of our common stock and that of our predecessor corporation are generally treated as the same stock for federal income tax purposes.  Except as described below with respect to non-U.S. stockholders that owned in excess of 5% of our predecessor’s common stock, stockholders did not recognize any gain or loss upon the exchange of shares of our predecessor’s common stock for shares of our common stock pursuant to the Merger.  In general, a stockholder receiving our common stock in the Merger received (a) an initial tax basis in that stock equal to that stockholder’s adjusted tax basis in our predecessor’s common stock exchanged therefor, and (b)

a holding period in that stock which included that stockholder’s holding period in our predecessor’s common stock exchanged therefor.

In the case of a non-U.S. stockholder that owned in excess of 5% of our predecessor’s common stock, it may be necessary for that stockholder to comply with the reporting and other requirements of applicable Treasury regulations under Section 897 of the Code in order to achieve nonrecognition of gain, carryover tax basis and a tacked holding period following the Merger.  If you are such a non-U.S. stockholder, we urge you to consult with your own tax advisor to determine your reporting and other obligations with respect to the conversion of shares of our predecessor’s common stock into our common stock pursuant to the Merger.

Taxation as a REIT

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2014.  Our REIT election, assuming continuing compliance with the then applicable qualification tests, has continued and will continue in effect for subsequent taxable years.  Although no assurance can be given, we believe that we have been organized and have operated, and will continue to be organized and to operate, in a manner that qualified and will continue to qualify us to be taxed under the Code as a REIT.

Our counsel, Sullivan & Worcester LLP, is of the opinion that, subject to the discussion below, we have been organized and have qualified for taxation as a REIT under the Code for our 2014 and 2015 taxable years, and that our current and anticipated investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code.  Our counsel’s opinions are conditioned upon the assumption that our certificate of incorporation, our storage contracts, and all other legal documents to which we have been or are a party have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this Current Report on Form 8-K/A, upon the accuracy and completeness of the factual matters provided to us and to our counsel by accountants and appraisers, upon private letter rulings issued to us by the IRS as to certain federal income tax matters and representations made by us to the IRS in connection with those rulings, and upon other representations made by us as to certain factual matters relating to our organization and operations and our expected manner of operation.  If this assumption or a representation is inaccurate or incomplete, our counsel’s opinions may be adversely affected and may not be relied upon.  The opinions of our counsel are based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect.  Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sullivan & Worcester LLP or us that we will qualify as or be taxed as a REIT for any particular year.  Any opinion of Sullivan & Worcester LLP as to our qualification or taxation as a REIT will be expressed as of the date issued.  Our counsel will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law.  Also, the opinions of our counsel are not binding on either the IRS or a court, and either could take a position different from that expressed by our counsel.

Our continued qualification and taxation as a REIT will depend upon our compliance on a continuing basis with various qualification tests imposed under the Code and summarized below.  Our ability to satisfy the asset tests will depend in part upon our board of directors’ good faith analysis of the fair market values of our assets, some of which are not susceptible to a precise determination.  Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis.  In particular, we periodically explore and occasionally consummate merger and acquisition opportunities, and any consummated transaction (such as the pending acquisition of Recall Holdings Limited, or Recall) would have to be structured to manage successfully the REIT income, asset, and distribution tests given the particular size, timing, and type of transaction.  While we believe that we have satisfied and will satisfy these tests, our counsel does not review compliance with these tests on a continuing basis.  If we fail to qualify for taxation as a REIT in any year, we will be subject to federal income taxation as if we were a corporation taxed under subchapter C of the Code, or a C corporation, and our stockholders will be taxed like stockholders of C corporations, meaning that federal income tax generally will be applied at both the corporate and stockholder levels.  In this event, we could be subject to significant tax liabilities, and the amount of cash available for distribution to our stockholders could be reduced or eliminated.

As a REIT, we generally are not subject to federal income tax on our income distributed as dividends to our stockholders. Distributions to our stockholders generally are included in their income as dividends to the extent of our available current or accumulated earnings and profits.  Our dividends generally are not entitled to the preferential tax rates on qualified dividend income, but a portion of our dividends may be treated as capital gain dividends or as qualified dividend income, all as explained below.  No portion of any of our dividends is eligible for the dividends received deduction for corporate stockholders.  Distributions in excess of current or accumulated earnings and profits generally are treated for federal income tax purposes as returns of capital to the extent of a recipient stockholder’s basis in our stock, and will reduce this basis.

Our current or accumulated earnings and profits generally will be allocated first to distributions made on our outstanding preferred stock, if any, and thereafter to distributions made on our common stock.  Moreover, under a priority rule for our pre-REIT earnings and profits distributed on or after our first day as a REIT and any other C corporation earnings and profits to which we succeed, these C corporation earnings and profits are generally allocated to our earliest possible distributions in the applicable taxable year, and only then is the balance of our earnings and profits for the taxable year allocated among our distributions to the extent not already treated as a distribution of C corporation earnings and profits under the priority rule.  For all these purposes, our distributions include both cash distributions and any in kind distributions of property that we might make.

Notwithstanding the fact that we generally will not pay federal income tax on amounts we distribute to our stockholders, we may be subject to federal tax in the following circumstances:

•                  We will be taxed at regular corporate rates on any undistributed “real estate investment trust taxable income,” determined by including our undistributed net capital gains, if any;

•                  If our alternative minimum taxable income exceeds our taxable income, we may be subject to the corporate alternative minimum tax on our items of tax preference;

•                  If we have net income from the disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or from other nonqualifying income from foreclosure property, we will be subject to tax on this income at the highest regular corporate rate, currently 35%;

•                  If we have net income from prohibited transactions—that is, dispositions of inventory or property held primarily for sale to customers in the ordinary course of business other than dispositions of foreclosure property and other than dispositions excepted under a statutory safe harbor—we will be subject to tax on this income at a 100% rate;

•                  If we fail to satisfy the 75% gross income test or the 95% gross income test described below, due to reasonable cause and not due to willful neglect, but nonetheless maintain our qualification for taxation as a REIT because of specified cure provisions, we will be subject to tax at a 100% rate on the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect our profitability for the taxable year;

•                  If we fail to satisfy the REIT asset tests described below, due to reasonable cause and not due to willful neglect, but nonetheless maintain our qualification for taxation as a REIT because of specified cure provisions, we will be subject to a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the test;

•                  If we fail to satisfy any provision of the Code that would result in our failure to qualify for taxation as a REIT (other than violations of the REIT gross income tests or violations of the REIT asset tests described below), due to reasonable cause and not due to willful neglect, we may retain our qualification for taxation as a REIT but will be subject to a penalty of $50,000 for each failure;

•                  If we fail to distribute for any calendar year at least the sum of 85% of our REIT ordinary income for that year, 95% of our REIT capital gain net income for that year and any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amounts actually distributed;

•                  If we recognize gain on the disposition of a REIT asset where our basis in the asset is determined by reference to the basis of the asset in the hands of a C corporation (such as (a) an asset that we held as of the effective date of our REIT election, that is, January 1, 2014 or (b) an asset that we hold in a QRS (as defined below) following the liquidation or other conversion of a former taxable REIT subsidiary, or TRS) during a five-year period beginning on the date on which the asset ceased to be owned by the C corporation, then we will pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of the excess of the fair market value of the asset over the C corporation’s basis in the asset on the date the asset ceased to be owned by the C corporation, or the gain we recognize in the disposition.  In addition, any depreciation recapture income that we have recognized or will recognize after our 2013 taxable year as a result of accounting method changes that reflect prior C corporation items has been and will be fully subject to this 35% built-in gains tax;

•                  If we acquire a corporation in a transaction where we succeed to its tax attributes or if we liquidate a domestic TRS, to preserve our qualification for taxation as a REIT we must generally distribute all of the C corporation earnings and profits inherited in that acquisition or liquidation, if any, not later than the end of our taxable year in which the acquisition or liquidation occurs.  However, if we fail to do so, relief provisions would allow us to maintain our qualification for taxation as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution;

•                  As summarized below, REITs are permitted within limits to own stock and other securities of a TRS.  A domestic TRS is separately taxed on its net income as a C corporation, and is subject to limitations on the deductibility of interest expense paid to its REIT parent.  While a foreign TRS is taxed in the United States only to the extent it has income that is effectively connected with the conduct of a trade or business in the United States or that is investment income from United States sources, a foreign TRS is generally subject to foreign taxes in the jurisdictions in which its assets or operations are located.  In addition, the REIT parent is subject to a 100% tax on the amount by which various charges and reimbursements between the parent REIT and its TRSs are determined to be priced excessively in favor of the REIT rather than on arms’ length bases; and

•                  To the extent we invest in properties in foreign jurisdictions, our income from those properties will generally be subject to tax in those jurisdictions.  If we continue to operate as we do, then we will distribute all of our “real estate investment trust taxable income” to our stockholders such that we will generally not pay United States federal income tax.  As a result, we cannot recover the cost of foreign income taxes imposed on our foreign investments by claiming foreign tax credits against our United States federal income tax liability.  Also, as a REIT, we cannot pass through any foreign tax credits to our stockholders.

If we fail to qualify for taxation as a REIT or elect not to qualify for taxation as a REIT, then we will be subject to federal income tax in the same manner as a regular C corporation.  Further, as a regular C corporation, distributions to our stockholders will not be deductible by us, nor will distributions be required under the Code.  Also, to the extent of our current and accumulated earnings and profits, all distributions to our stockholders will generally be taxable as ordinary dividends potentially eligible for the preferential tax rates described below in “—Taxation of Taxable U.S. Stockholders” and, subject to limitations in the Code, will be potentially eligible for the dividends received deduction for corporate stockholders.  Finally, we will generally be disqualified from qualification for taxation as a REIT for the four taxable years following the taxable year in which the termination is effective.  Our failure to qualify for taxation as a REIT for even one year could result in us reducing or eliminating distributions to our stockholders or in us incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting corporate level taxes, which could adversely impact our ability to make payments or distributions to our stockholders.  Relief provisions under the Code may allow us to continue to qualify for taxation as a REIT even if we fail to comply with various REIT requirements, all as described in more detail below.

REIT Qualification Requirements

General Requirements.  Section 856(a) of the Code defines a REIT as a corporation, trust or association:

(1)         that is managed by one or more trustees or directors;

(2)         the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)         that would be taxable, but for Sections 856 through 859 of the Code, as a domestic C corporation;

(4)         that is not a financial institution or an insurance company subject to special provisions of the Code;

(5)         the beneficial ownership of which is held by 100 or more persons;

(6)         that is not “closely held” as defined under the personal holding company stock ownership test, as described below; and

(7)         that meets other tests regarding the nature of its income and assets and the amount of its distributions, all as described below.

Section 856(b) of the Code provides that conditions (1) through (4) must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.  Section 856(h)(2) of the Code provides that neither condition (5) nor (6) need to have been met during our first taxable year as a REIT.  We believe that we have met conditions (1) through (7) during each of the requisite periods ending on or before the close of our most recently completed taxable year, and that we will continue to meet these conditions in future taxable years.  There can, however, be no assurance in this regard.

By reason of condition (6), we will fail to qualify for taxation as a REIT for a taxable year if at any time during the last half of a year (except for our first taxable year as a REIT) more than 50% in value of our outstanding stock is owned directly or indirectly by five or fewer individuals.  To help comply with condition (6), our certificate of incorporation restricts transfers of our stock that would otherwise result in concentrated ownership positions.  In addition, if we comply with applicable Treasury regulations to ascertain the ownership of our outstanding stock and do not know, or by exercising reasonable diligence would not have known, that we failed condition (6), then we will be treated as having met condition (6).  However, our failure to comply with these regulations for ascertaining ownership may result in a penalty of $25,000, or $50,000 for intentional violations.  Accordingly, we have complied and will continue to comply with these regulations, including requesting annually from record holders of significant percentages of our stock information regarding the ownership of our stock.  Under our certificate of incorporation, our stockholders are required to respond to these requests for information.  A stockholder who fails or refuses to comply with the request is required by Treasury regulations to submit a statement with its federal income tax return disclosing its actual ownership of our stock and other information.

For purposes of condition (6), the term “individuals” is defined in the Code to include natural persons, supplemental unemployment compensation benefit plans, private foundations and portions of a trust permanently set aside or used exclusively for charitable purposes, but not other entities or qualified pension plans or profit-sharing trusts.  As a result, REIT shares owned by an entity that is not an “individual” are considered to be owned by the direct and indirect owners of the entity that are individuals (as so defined), rather than to be owned by the entity itself.  Similarly, REIT shares held by a qualified pension plan or profit-sharing trust are treated as held directly by the individual beneficiaries in proportion to their actuarial interests in such plan or trust.  Consequently, five or fewer such trusts could own more than 50% of the interests in an entity without jeopardizing that entity’s qualification for taxation as a REIT.  However, as described below in “—Taxation of Tax-Exempt U.S. Stockholders,” if a REIT is a “pension-held REIT,” each qualified pension plan or profit-sharing pension trust owning more than 10% of the REIT’s shares by value generally may be taxed on a portion of the dividends it receives from the REIT.

The Code provides that we will not automatically fail to qualify as a REIT if we do not meet conditions (1) through (6), provided we can establish that such failure was due to reasonable cause and not due to willful neglect.  Each such excused failure will result in the imposition of a $50,000 penalty instead of REIT disqualification.  It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision.  This relief provision applies to any failure of the applicable conditions, even if the failure first occurred in a prior taxable year.

Our Wholly Owned Subsidiaries and Our Investments Through Partnerships.  Except in respect of TRSs as described below, Section 856(i) of the Code provides that any corporation, 100% of whose stock is held by a REIT and its disregarded subsidiaries, is a qualified REIT subsidiary and shall not be treated as a separate corporation.  The assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as the REIT’s.  We believe that each of our direct and indirect wholly owned subsidiaries, other than the TRSs described below (and entities owned in whole or in part by the TRSs), will be either a qualified REIT subsidiary within the meaning of Section 856(i) of the Code or a noncorporate entity that for federal income tax purposes is not treated as separate from its owner under Treasury regulations issued under Section 7701 of the Code, each such disregarded entity referred to as a QRS.  Thus, except for the TRSs described below (and entities owned in whole or in part by the TRSs), in applying all of the federal income tax REIT qualification requirements described in this summary, all assets, liabilities and items of income, deduction and credit of our direct and indirect wholly owned subsidiaries are treated as ours, and our investment in the stock and other securities of such subsidiaries will be disregarded.

We have invested and may invest in real estate through one or more entities that are treated as partnerships for federal income tax purposes.  In the case of a REIT that is a partner in a partnership, Treasury regulations under the Code provide that, for purposes of the REIT qualification requirements regarding income and assets described below, the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT’s proportionate capital interest in the partnership and is deemed to be entitled to the income of the partnership attributable to this proportionate share.  In addition, for these purposes, the character of the assets and items of gross income of the partnership generally remains the same in the hands of the REIT.  Accordingly, our proportionate share of the assets, liabilities, and items of income of each partnership in which we are or become a partner is treated as ours for purposes of the income tests and asset tests described below.  In contrast, for purposes of the distribution requirement described below, we must take into account as a partner our share of the partnership’s income as determined under the general federal income tax rules governing partners and partnerships under Sections 701 through 777 of the Code.

Other countries may impose taxes on our assets and operations within their jurisdictions, including those of our QRSs and partnerships.  To the extent possible, we structure our activities to minimize our foreign tax liability.  However, there can be no assurance that we will be successful in doing so.  Furthermore, as a REIT, neither we nor our stockholders are expected to benefit from foreign tax credits arising from those taxes.

Taxable REIT Subsidiaries.  We are permitted to own any or all of the securities of a “taxable REIT subsidiary” as defined in Section 856(l) of the Code, provided that no more than 25% of the total value of our assets, at the close of each quarter, is comprised of our investments in the stock or other securities of our TRSs and any other nonqualifying assets.  Beginning with our 2018 taxable year, in addition to this overall 25% nonqualifying asset rule, no more than 20% of the total value of our assets, at the close of each quarter, may be compromised of our investments in the stock or other securities of our TRSs.  We have received a private letter ruling from the IRS that a loan to a TRS of ours that is adequately secured by the TRS’s real estate or interests in real property will not be treated as a security for purposes of this TRS ownership limitation.  Our ownership of stock and other securities in TRSs is exempt from the 10% and 5% REIT asset tests described below.  Among other requirements, a TRS of ours must:

(1)         be a corporation (other than a REIT) for federal income tax purposes in which we directly or indirectly own shares;

(2)         join with us in making a TRS election;

(3)         not directly or indirectly operate or manage a lodging facility or a health care facility; and

(4)         not directly or indirectly provide to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated, except that in limited circumstances a subfranchise, sublicense or similar right can be granted to an independent contractor to operate or manage a lodging facility or a health care facility.

In addition, any corporation (other than a REIT) in which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities of such corporation will automatically be treated as a TRS.  Subject to the discussion below, we believe that we and each of our TRSs have complied with, and will continue to comply with, on a continuous basis, the requirements for TRS status at all times during which the subsidiary’s TRS election is reported as being in effect, and we believe that the same will be true for any TRS that we later form or acquire.

As described below, TRSs can perform services for our tenants without disqualifying the rents and services fees we receive from those tenants under the 75% gross income test or the 95% gross income test described below.  Moreover, because our TRSs are taxed as C corporations that are separate from us, their assets, liabilities and items of income, deduction and credit generally are not imputed to us for purposes of the REIT qualification requirements described in this summary.  Therefore, our TRSs may generally undertake third-party management and development activities and activities not related to real estate.

Restrictions are imposed on TRSs to ensure that they will be subject to an appropriate level of federal income taxation.  For example, a TRS may not deduct interest paid in any year to an affiliated REIT to the extent that the interest payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year.  However, the TRS may carry forward the disallowed interest expense to a succeeding year, and deduct the interest in that later year subject to that year’s 50% adjusted taxable income limitation.  In addition, if a TRS pays interest, rent or other amounts to its affiliated REIT in an amount that exceeds what an unrelated third party would have paid in an arm’s length transaction, then the REIT generally will be subject to an excise tax equal to 100% of the excessive portion of the payment.  Further, if in comparison to an arm’s length transaction, a third-party tenant has overpaid rent to the REIT in exchange for underpaying the TRS for services rendered, and if the REIT has not adequately compensated the TRS for services provided to or on behalf of the third-party tenant, then the REIT may be subject to an excise tax equal to 100% of the undercompensation to the TRS.  A safe harbor exception to this excise tax applies if the TRS has been compensated at a rate at least equal to 150% of its direct cost in furnishing or rendering the service.  Finally, beginning in 2016, the 100% excise tax also applies to the underpricing of services by a TRS to its affiliated REIT in contexts where the services are unrelated to services for REIT tenants.  Based on our transfer pricing analyses conducted by external transfer pricing specialists, we believe that our TRSs have received and will continue to receive at least arm’s length compensation from our tenants or from us for the services they provide to our tenants or us.  There can be no assurance that arrangements involving our TRSs will not result in the imposition of one or more of these deduction limitations or excise taxes, but we do not believe that we or our TRSs are or will be subject to these impositions.

Other countries may impose taxes on the assets and operations of our TRSs within their jurisdictions.  To the extent possible, we structure our activities to minimize our TRSs’ foreign tax liability.  However, there can be no assurance that we will be successful in doing so.  Furthermore, as a REIT, neither we nor our stockholders are expected to benefit from foreign tax credits arising from those taxes.

Our Assets as Real Estate Assets.  Treasury regulations define “real property” for purposes of Section 856 of the Code to mean land or improvements thereon, such as buildings or other inherently permanent structures thereon, including items which are structural components of such buildings or structures.  In addition, the term is defined recursively so that real property includes interests in real property.  The term “real property” includes both property located within and outside of the United States.  Local law definitions are not controlling as to what constitutes “real property.”  By way of illustration, Treasury regulations provide that real property includes wiring in a building, plumbing systems, central heating or central air-conditioning machinery, pipes or ducts, elevators or escalators installed in a building and other items which are structural components of a building or other inherently permanent structure.  Proposed Treasury regulations, with a prospective effective date, elaborate upon and generally affirm the principles of these existing Treasury regulations.

We have received a private letter ruling from the IRS that our steel racking structures are real estate assets for purposes of Section 856 of the Code.  This ruling is consistent with prior administrative and judicial precedent involving building structures and building systems, as well as the proposed Treasury regulations.  Accordingly, we believe that substantially all of our facilities and improvements, including our steel racking structures, are properly treated as real estate assets for purposes of Section 856 of the Code.

In administrative pronouncements spanning several decades and most recently in proposed Treasury regulations, the IRS has concluded that “interests in real property” properly include intangibles such as voting rights and goodwill that derive their value from and are inseparable from real property and real property rental revenues.  Consistent with this prior administrative practice as well as the proposed Treasury regulations, we have received a private letter ruling from the IRS that the portions of our intangible assets that are derived from and inseparable from our real property and our storage rental business, as opposed to our TRSs’ service businesses, are “interests in real property” for purposes of Section 856 of the Code.  Accordingly, we believe that the portions of our intangible assets determined by our board of directors to be derived from and inseparable from our real property and our storage rental business are and will remain “interests in real property” and “real estate assets” for purposes of Section 856 of the Code.

In order to qualify as a mortgage on real property for purposes of the 75% and 95% gross income tests described below, a mortgage loan must be secured by real property or on interests in real property with a fair market value, at the time the loan is made, at least equal to the amount of the loan.  In Revenue Ruling 80-280, 1980-2 C.B. 207, the IRS concluded that a loan secured by a mortgage loan can itself qualify as an interest in mortgages on real property where the ultimate collateral in the arrangement is real property of sufficient fair market value.  Although there can be no assurance in this regard, we believe that our loans that are intended to be mortgages on real property for purposes of the REIT income and asset tests below have in fact so qualified and will continue to qualify because we seek to have those loans secured by real property of sufficient fair market value.

Income Tests.  There are two gross income requirements for qualification as a REIT under the Code:

•                  At least 75% of our gross income for each taxable year (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from “clearly identified” hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from “clearly identified” hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% gross income test or the 95% gross income test (or any property that generates such income or gain); (d) beginning with our 2016 taxable year, any income from “clearly identified” hedging transactions that we enter into to manage risk associated with extant hedges of liabilities or properties that have been extinguished or disposed; (e) real estate foreign exchange gain (as defined in Section 856(n)(2) of the Code); (f) income from the repurchase or discharge of indebtedness; and (g) gross income, including applicable adjustments under Section 481(a) of the Code (as discussed below), excludable under Section 856(c)(5)(J)(i) of the Code on account of an IRS private letter ruling issued to us) must be derived from investments relating to real property, including “rents from real property” as defined under Section 856 of the Code, interest and gain from mortgages on real property or on interests in real property, income and gain from foreclosure property, gain from the sale or other disposition of real property other than dealer property, dividends on and gain from the sale or disposition of shares in other REITs, or amounts described under Section 856(c)(5)(J)(ii) of the Code as producing income described in Section 856(c)(3) of the Code on account of an IRS private letter ruling issued to us.  When we receive new capital in exchange for our stock or in a public offering of our five-year or longer debt instruments, income attributable to the temporary investment of this new capital in stock or a debt instrument, if received or accrued within one year of our receipt of the new capital, is generally also qualifying income under the 75% gross income test.

•                  At least 95% of our gross income for each taxable year (excluding: (a) gross income from sales or other dispositions of property held primarily for sale; (b) any income arising from “clearly identified” hedging transactions that we enter into to manage interest rate or price changes or currency fluctuations with respect to borrowings we incur to acquire or carry real estate assets; (c) any income arising from “clearly identified” hedging transactions that we enter into primarily to manage risk of currency fluctuations relating to any item that qualifies under the 75% gross income test or the 95% gross income test (or any property that generates such income or gain); (d) beginning with our 2016 taxable year, any income from “clearly identified” hedging transactions that we enter into to manage risk associated with extant hedges of liabilities or properties that have been extinguished or disposed; (e) passive foreign exchange gain (as defined in Section 856(n)(3) of the Code); (f) income from the repurchase or discharge of indebtedness; and (g) gross income, including applicable adjustments under Section 481(a) of the Code (as discussed below), excludable under Section 856(c)(5)(J)(i) of the Code on account of an IRS private letter ruling issued to us) must be derived from a combination of items of real property income that satisfy the 75% gross income test described above, dividends, interest, gains from the sale or disposition of stock, securities or real property, or amounts described under

Section 856(c)(5)(J)(ii) of the Code as producing income described in Section 856(c)(2) of the Code on account of an IRS private letter ruling issued to us.

Although we will use our best efforts to ensure that the income generated by our investments will be of a type that satisfies both the 75% and 95% gross income tests, there can be no assurance in this regard.  We have received a private letter ruling from the IRS that specified adjustments we recognize under Section 481(a) of the Code in respect of accounting method changes commenced in our pre-REIT period will be excluded from the 75% and 95% gross income tests under Section 856(c)(5)(J)(i) of the Code.

In order to qualify as “rents from real property” under Section 856 of the Code, several requirements must be met:

•                  The amount of rent received generally must not be based on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•                  Rents do not qualify if the REIT owns 10% or more by vote or value of the tenant (or 10% or more of the interests in the assets or net profits of the tenant, if the tenant is not a corporation), whether directly or after application of attribution rules.  While we intend not to lease property to any party if rents from that property would not qualify as “rents from real property,” application of the 10% ownership rule is dependent upon complex attribution rules and circumstances that may be beyond our control.  For example, an unaffiliated third party’s ownership directly or by attribution of 10% or more by value of our stock, as well as an ownership position in the stock of one of our tenants which, when added to our own ownership position in that tenant, totals 10% or more by vote or value of the stock of that tenant (or 10% or more of the interests in the assets or net profits of the tenant, if the tenant is not a corporation), would result in that tenant’s rents not qualifying as “rents from real property.”  Our certificate of incorporation generally disallows transfers or purported acquisitions, directly or by attribution, of our stock to the extent necessary to maintain our qualification for taxation as a REIT under the Code, and our REIT Status Protection Rights Agreement, or the Rights Agreement, was designed to have a comparable effect prior to the Merger. Nevertheless, there can be no assurance that these restrictions will be effective to prevent our qualification for taxation as a REIT from being jeopardized under the 10% affiliated tenant rule.  Furthermore, there can be no assurance that we will be able to monitor and enforce these restrictions, nor will our stockholders necessarily be aware of ownership of our stock attributed to them under the Code’s attribution rules.

•                  There is a limited exception to the above prohibition on earning “rents from real property” from a 10% affiliated tenant where the tenant is a TRS.  If at least 90% of the leased space of a property is leased to tenants other than TRSs and 10% affiliated tenants, and if the TRS’s rent to us for space at that property is substantially comparable to the rents paid by nonaffiliated tenants for comparable space at the property (or, based on a private letter ruling that we received from the IRS, substantially comparable to the rents paid by nonaffiliated tenants for comparable space in the geographic area if there is no comparable space at that property), then otherwise qualifying rents paid by the TRS to the REIT will not be disqualified on account of the rule prohibiting 10% affiliated tenants.  At some of our facilities, we may lease space to a TRS so that, for example, the TRS can provide on-site services.  In any such instance, we cannot be sure that the rental relationship has qualified and will continue to qualify under the limited exception for leasing space to a TRS, and in some instances we expect that the rental relationship has not qualified and will not qualify on account of not meeting the applicable 90% test. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is generally determined at the time the lease with the TRS is entered into, extended, and modified, if the modification increases the rents due under the lease.  However, if a lease with a “controlled TRS” is modified and the modification results in an increase in the rents payable by the TRS, any increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock, and we believe that most or all of our TRSs have been and will remain controlled TRSs.

•                  In order for rents to qualify, we generally must not manage the property or furnish or render services to the tenants of the property, except through an independent contractor from whom we derive no income or through one of our TRSs.  There is an exception to this rule permitting a REIT to perform customary tenant services of the sort that a tax-exempt organization could perform without being considered in receipt of “unrelated business taxable income,” or UBTI, under Section 512(b)(3) of the Code.  In addition, a de minimis amount of noncustomary services provided to tenants will not disqualify income as “rents from real property” so long as the value of the impermissible tenant services does not exceed 1% of the gross income from the property.

•                  If rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property qualifies as “rents from real property”; if this 15% threshold is exceeded, the rent attributable to personal property does not so qualify.  The portion of rental income treated as attributable to personal property is determined according to the ratio of the fair market value of the personal property to the total fair market value of the real and personal property that is rented.  While this 15% test generally is applied separately to each lease of real property, Treasury regulations provide that the test may be applied on an aggregate basis at a multi-tenanted facility with substantially similar leases, such that the aggregate rents received or accrued at the facility under substantially similar leases are tested by reference to the ratio of the fair market value of all rented personal property under such leases to the total fair market value of all rented real and personal property under such leases.

•                  In addition, “rents from real property” includes both charges we receive for services customarily rendered in connection with the rental of comparable real property in the same geographical area, whether or not the charges are separately stated, and also charges we receive for services provided by our TRSs as contemplated by a published

IRS revenue ruling on this topic.  Whether separately stated charges received by a REIT for services that are not geographically customary and provided by a TRS are included in “rents from real property” has not been addressed clearly by the IRS in published authorities; however, our counsel, Sullivan & Worcester LLP, is of the opinion that, although the matter is not free from doubt, “rents from real property” also includes charges we receive for services provided by our TRSs when the charges are separately stated.  Accordingly, we believe that our revenues from TRS-provided services, whether the charges are separately stated or not, qualify as “rents from real property” because the services satisfy the geographically customary standard, because the services have been provided by a TRS, or for both reasons.  Further, we have received a private letter ruling from the IRS concluding that fees we receive for storage-related services constitute “rents from real property,” and we expect our storage-related service fees to continue to so qualify.

For the reasons set forth below, we believe that, since January 1, 2014, all or substantially all of our rents have qualified and will continue to qualify as “rents from real property” for purposes of Section 856 of the Code.

With respect to many of the services we render at our facilities, we believe that these services have been and are of the type that are usually or customarily performed in connection with the rental of storage space in the relevant geographical area and that can be performed by a tax-exempt organization without generating UBTI, and that these services thus satisfy both customary standards above so that we may provide them without utilizing a TRS.  Therefore, we believe that our provision of these customary services has not and will not cause rents and customary services revenues received with respect to our properties to fail to qualify as “rents from real property.” Any impermissible tenant services at a facility have been and are expected to be provided by an independent contractor or a TRS under appropriate arrangements in order to avoid jeopardizing the qualification of our storage and related services revenues as “rents from real property.”  If, contrary to our expectation, the IRS or a court were to determine that one or more services we provide to our tenants directly (and not through an independent contractor or a TRS) are impermissible tenant services, and that the amount of gross receipts we receive that is attributable to the provision of such services during a taxable year at a facility exceeds 1% of all gross receipts we received or accrued during such taxable year with respect to that facility, then all of the rents from that facility will be nonqualifying income for purposes of the 75% and 95% gross income tests.  Although rents at any one facility are generally immaterial to our compliance with the 75% and 95% gross income tests, a finding by the IRS or a court of sufficient impermissible tenant services at our largest facilities or a large number of facilities could possibly jeopardize our ability to comply with the 95% gross income test, and in an extreme case possibly even with the 75% gross income test.  Under those circumstances, however, we expect that we would qualify for the gross income tests’ relief provision described below, and thereby would preserve our qualification for taxation as a REIT; however, the penalty taxes associated with this relief could be material.  In applying the above criteria, each lease of space is evaluated separately from each other lease, except that the 1% threshold for impermissible tenant services is applied on a facility-by-facility basis, as described above.

With respect to any foreign properties, we have maintained, and will continue to maintain, appropriate books and records for our foreign properties in local currencies.

Accordingly, for United States federal income tax purposes, including presumably the 75% and 95% gross income tests summarized above, our income, gains and losses from our foreign operations that are not held in TRSs will generally be calculated first in the applicable local currency, and then translated into United States dollars at appropriate exchange rates.  On the periodic repatriation of monies from such foreign operations to the United States, we will be required to recognize foreign exchange gains or losses; however, we believe that the foreign exchange gains we recognize from repatriation generally will constitute “real estate foreign exchange gains” under Section 856(n)(2) of the Code, and will thus be excluded from the 75% and 95% gross income tests summarized above.

In addition, when we own interests in entities that are “controlled foreign corporations” for federal income tax purposes, we are deemed to receive our allocable share of certain income, referred to as Subpart F Income, earned by such controlled foreign corporations whether or not that income is actually distributed to us.  Numerous exceptions apply in determining whether an item of income is Subpart F Income, including exceptions for rent received from an unrelated person and derived in the active conduct of a trade or business.  Rents from real property are generally treated as earned in an active trade or business if the lessor regularly performs active and substantial management and operational functions with respect to the property while it is leased, but only if such activities are performed through the lessor’s own officers or staff of employees.  We believe that our controlled foreign corporations generally satisfy this active rental exception, and accordingly we have not recognized and do not expect to recognize material amounts of Subpart F Income.  In addition, we have received private letter rulings from the IRS that the types of Subpart F Income most likely to be recognized by us either qualify under or are excluded from the 95% gross income test.  However, we have received no ruling regarding whether other types of Subpart F Income qualify for or are excluded from the 95% gross income test.  In addition, we do not believe our Subpart F Income qualifies under the 75% gross income test.

Absent the “foreclosure property” rules of Section 856(e) of the Code, a REIT’s receipt of active, nonrental gross income from a property would not qualify under the 75% and 95% gross income tests.  But as foreclosure property, the active, nonrental gross income from a property would so qualify.  In the case of property leased by a REIT to a tenant, foreclosure property generally consists of the real property and incidental personal property that the REIT has reduced to possession upon a default or imminent default under the lease by the tenant, and as to which a timely foreclosure property election is made.  Any gain that a REIT recognizes on the sale of foreclosure property held as inventory or primarily for sale to customers, plus any income it receives from foreclosure property that would not qualify under the 75% gross income test in the absence of foreclosure property treatment, reduced by expenses directly connected with the production of those items of income, would be subject to income tax at the maximum corporate rate, currently 35%, under the foreclosure property income tax rules.

Other than sales of foreclosure property, any gain we realize on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a penalty tax at a 100% rate.  This prohibited transaction income also may adversely affect our ability to satisfy the 75% and 95% gross income tests for federal income tax qualification as a REIT.  Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction.  There can be no assurance as to whether or not the IRS might successfully assert that one or more of our dispositions is subject to the 100% penalty tax.  Sections 857(b)(6)(C) and (E) of the Code provide a safe harbor pursuant to which limited sales of real property held for at least two years and meeting specified additional requirements will not be treated as prohibited transactions.  However, compliance with the safe harbor is not always achievable in practice.

We believe that any gain we might recognize upon future dispositions of assets will generally qualify as income that satisfies the 75% and 95% gross income tests and will not be subject to the 100% penalty tax, because we intend to:

•                  engage in the business of developing, owning, leasing and managing our existing properties and acquiring, developing, owning, leasing and managing new properties; and

•                  own and use our assets for the long-term, with only occasional dispositions.

If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test in any taxable year, we may nevertheless qualify for taxation as a REIT for that year if we satisfy the following requirements:

•                  our failure to meet the test is due to reasonable cause and not due to willful neglect; and

•                  after we identify the failure, we file a schedule describing each item of our gross income included in the 75% gross income test or the 95% gross income test for that taxable year.

It is impossible to state whether in all circumstances we would be entitled to the benefit of this relief provision for the 75% gross income test or the 95% gross income test.  Even if this relief provision does apply, a 100% tax is imposed upon the greater of the amount by which we failed the 75% gross income test or the amount by which we failed the 95% gross income test, with adjustments, multiplied by a fraction intended to reflect our profitability for the taxable year.  This relief provision applies to any failure of the applicable income tests, even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.

Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the 75% and 95% gross income tests outlined above on a continuing basis beginning with our first taxable year as a REIT.

Asset Tests.  At the close of each calendar quarter of each taxable year, we must also satisfy the following asset percentage tests in order to qualify for taxation as a REIT for federal income tax purposes:

•                  At least 75% of the value of our total assets must consist of real estate assets, ancillary personal property to the extent that rents attributable to such personal property are treated as rents from real property in accordance with the rules described above (beginning with our 2016 taxable year), cash and cash items, shares in other REITs, debt instruments issued by “publicly offered REITs” as defined in Section 562(c)(2) of the Code (beginning with our 2016 taxable year), government securities and temporary investments of new capital (that is, any stock or debt instrument that we hold that is attributable to any amount received by us (a) in exchange for our stock or (b) in a public offering of our five-year or longer debt instruments, but only for the one-year period commencing with our receipt of the new capital).

•                  Not more than 25% of the value of our total assets may be represented by securities other than those securities that count favorably toward the preceding 75% asset test.

•                  Of the investments included in the preceding 25% asset class, the value of any one non-REIT issuer’s securities that we own may not exceed 5% of the value of our total assets.  In addition, we may not own more than 10% of the vote or value of any one non-REIT issuer’s outstanding securities, unless the securities are “straight debt” securities or otherwise excepted as described below.  Our stock and other securities in a TRS are exempted from these 5% and 10% asset tests.

•                  Not more than 25% (20% beginning with our 2018 taxable year) of the value of our total assets may be represented by stock or other securities of TRSs.

•                  Beginning with our 2016 taxable year, not more than 25% of the value of our total assets may be represented by “nonqualified publicly offered REIT debt instruments” as defined in Section 856(c)(5)(L)(ii) of the Code.

We have received a private letter ruling from the IRS that a loan to a TRS of ours that is adequately secured by real estate or interests in real property will be treated as a real estate asset, and not as a security, for purposes of the REIT asset tests above.  In addition, our counsel, Sullivan & Worcester LLP, is of the opinion that, although the matter is not free from doubt, our investments in the equity or debt of a TRS, to the extent and during the period they qualify as temporary investments of new capital, will be treated as a real estate asset, and not as a security, for purposes of the above REIT asset tests.

We have received a private letter ruling from the IRS that our steel racking structures are real estate assets for purposes of Section 856 of the Code, and accordingly we believe that substantially all of our facilities and improvements, including our steel racking structures, are properly treated as real estate assets for purposes of Section 856 of the Code.  Additionally, consistent with prior administrative and judicial precedent, as well as the proposed Treasury regulations, we have received a private letter ruling from the IRS that the portions of our intangible assets that are derived from and inseparable from our real property and our storage rental business, as opposed to our TRSs’ service businesses, are “interests in real property” for purposes of Section 856 of the Code.  Accordingly, we believe that the portions of our intangible assets ultimately determined by our board of directors to be derived from and inseparable from our real property and our storage rental business are and will remain “interests in real property” and “real estate assets” for purposes of Section 856 of the Code.  Because all or substantially all of our intangible assets (including goodwill) recorded on our financial statements, other than those allocated to our TRSs’ service businesses, relate to current and future rental cash flows from space in our facilities and from our storage rental business, we believe that such intangibles are and will remain “interests in real property” for purposes of Section 856 of the Code.

Consistent with the private letter ruling described above, we have developed, and our board of directors has adopted, a valuation model that determines the portions of our intangible assets that are derived from and inseparable from our real property and our storage rental business, as opposed to our TRSs’ service businesses. Following the close of each calendar quarter after the beginning of our first REIT taxable year, our board of directors has reviewed and expects to continue to review internally prepared valuation presentations, prepared in accordance with the adopted valuation model, which will assist it in determining the nature and value of the assets shown on our financial statements for purposes of the various REIT asset and income tests under Section 856 of the Code.  Upon review and due consideration of each completed quarter’s valuation presentation, our board of directors has determined and we expect our board of directors to continue to determine, to the maximum extent it is authorized and afforded discretion to determine such matters under applicable federal income tax laws (including in particular Section 856(c)(5)(A) of the Code), whether for the completed calendar quarter (a) the quantity of our intangible assets (including goodwill) that were derived from our real property and storage rental business, as opposed to our TRSs’ service businesses, and (b) the value of our assets, including the value of our facilities, improvements (including steel racking structures and other building systems), intangibles and other assets, were such that we satisfied all of the above REIT asset tests.

The above REIT asset tests must be satisfied at the close of each calendar quarter of each taxable year as a REIT.  After a REIT meets the asset tests at the close of any quarter, it will not lose its qualification for taxation as a REIT in any subsequent quarter solely because of fluctuations in the values of its assets, including if the fluctuations are caused by changes in the foreign currency exchange rate used to value any foreign assets.  This grandfathering rule may be of limited benefit to a REIT such as us that makes periodic acquisitions of both qualifying and nonqualifying REIT assets.  When a failure to satisfy the above asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within thirty days after the close of that quarter.

In addition, if we fail the 5% value test or the 10% vote or value tests at the close of any quarter and we do not cure such failure within thirty days after the close of that quarter, that failure will nevertheless be excused if (a) the failure is “de minimis” and (b) within six months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy the 5% value and 10% vote and value asset tests.  For purposes of this relief provision, the failure will be de minimis if the value of the assets causing the failure does not exceed the lesser of (a) 1% of the total value of our assets at the end of the relevant quarter or (b) $10,000,000.  If our failure is not de minimis, or if any of the other REIT asset tests have been violated, we may nevertheless qualify for taxation as a REIT if (a) we provide the IRS with a description of each asset causing the failure, (b) the failure was due to reasonable cause and not willful neglect, (c) we pay a tax equal to the greater of (1) $50,000 or (2) the highest rate of corporate tax imposed, currently 35%, on the net income generated by the assets causing the failure during the period of the failure, and (d) within six months after the last day of the quarter in which we identify the failure, we either dispose of the assets causing the failure or otherwise satisfy all of the REIT asset tests.  These relief provisions apply to any failure of the applicable asset tests, even if the failure first occurred in a year prior to the taxable year in which the failure was discovered.  However, as described above, it is unclear how we might apply the relief provisions to intangible assets that by their nature cannot be severed and separately transferred from our real property and our storage rental business.

The Code also provides an excepted securities safe harbor to the 10% value test that includes among other items (a) “straight debt” securities, (b) certain rental agreements in which payment is to be made in subsequent years, (c) any obligation to pay “rents from real property,” (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of or payments from a nongovernmental entity, and (e) any security issued by another REIT.  We have maintained and will continue to maintain records of the value of our assets to document our compliance with the above asset tests and intend to take actions as may be required to cure any failure to satisfy the tests within thirty days after the close of any quarter or within the six month periods described above.

Based on the discussion above, we believe that we have satisfied, and will continue to satisfy, the above REIT asset tests on a continuing basis beginning with our first taxable year as a REIT.

Annual Distribution Requirements.  In order to qualify for taxation as a REIT under the Code, we are required to make annual distributions other than capital gain dividends to our stockholders in an amount at least equal to the excess of:

(1)         the sum of 90% of our “real estate investment trust taxable income” and 90% of our net income after tax, if any, from property received in foreclosure, over

(2)         the amount by which our noncash income (e.g., imputed rental income or income from transactions inadvertently failing to qualify as like-kind exchanges) exceeds 5% of our “real estate investment trust taxable income.”

For these purposes, our “real estate investment trust taxable income” is as defined under Section 857 of the Code and is computed without regard to the dividends paid deduction and our net capital gain and will generally be reduced by specified corporate level taxes that we pay (e.g., taxes on built-in gains or depreciation recapture income).

For our 2014 taxable year, a distribution of ours that was not pro rata within a class of our shares of stock entitled to a distribution, or which was not consistent with the rights to distributions among our classes of shares of stock, would have been a preferential distribution that would not have been taken into consideration for purposes of the distribution requirements, and accordingly the payment of a preferential distribution would have affected our ability to meet the distribution requirements.  Taking into account our distribution policies, including the Special Distribution and any similar distribution, we do not believe that we made any preferential distributions in 2014.  Because we have been and expect to remain a “publicly offered REIT” (as defined in Section 562(c)(2) of the Code) that is required to file annual and periodic reports with the Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, the preferential distribution rule does not apply to us beginning with our 2015 taxable year.

Distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our federal income tax return for the earlier taxable year and if paid on or before the first regular distribution payment after that declaration.  If a dividend is declared in October, November or December to stockholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year.

The 90% distribution requirements may be waived by the IRS if a REIT establishes that it failed to meet them by reason of distributions previously made to meet the requirements of the 4% excise tax described below.  To the extent that we do not distribute all of our net capital gain and all of our “real estate investment trust taxable income,” as adjusted, we will be subject to federal income tax at regular corporate rates on undistributed amounts.  In addition, we will be subject to a 4% nondeductible excise tax to the extent we fail within a calendar year to make required distributions to our stockholders of 85% of our ordinary income and 95% of our capital gain net income plus the excess, if any, of the “grossed up required distribution” for the preceding calendar year over the amount treated as distributed for that preceding calendar year.  For this purpose, the term “grossed up required distribution” for any calendar year is the sum of our taxable income for the calendar year without regard to the deduction for dividends paid and all amounts from earlier years that are not treated as having been distributed under the provision.  We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax.  In addition, we have received a private letter ruling from the IRS that we will be treated as having sufficient earnings and profits to fully distribute as a dividend to our stockholders the taxable income we have earned and will earn on account of depreciation recapture in respect of accounting method changes commenced in our pre-REIT period.

If we do not have enough cash or other liquid assets to meet the 90% distribution requirements, or if we so choose, we may find it necessary or desirable to arrange for another distribution, which may be paid in a mix of cash and our common stock, or to arrange for new debt or equity financing to provide funds for required distributions in order to maintain our qualification for taxation as a REIT.  We can provide no assurance that financing would be available for these purposes on favorable terms, if at all.

We may be able to rectify a failure to pay sufficient dividends for any year by paying “deficiency dividends” to stockholders in a later year.  These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution.

In addition to the other distribution requirements above, to preserve our qualification for taxation as a REIT we are required to timely distribute all C corporation earnings and profits that relate to our pre-REIT period or that we inherit from acquired corporations, both as described below.

Our C Corporation History

Our Built-in Gains.  As described above, notwithstanding our qualification and taxation as a REIT, we may be subject to corporate taxation in particular circumstances.  If we recognize gain on the disposition of any REIT asset that was held by us on January 1, 2014 during the five-year period thereafter, then we will generally pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of (a) the excess, if any, of the asset’s fair market value over our adjusted tax basis in the asset, each determined on January 1, 2014, or (b) our gain recognized in the disposition.  Accordingly, any taxable disposition during such five-year period of a REIT asset we held on January 1, 2014 could be subject to this built-in gains tax.  In addition, any depreciation recapture income that we have recognized or will recognize after our 2013 taxable year as a result of accounting method changes that reflect prior C corporation items has been and will be fully subject to this 35% built-in gains tax.  To the extent of our gains in a taxable year that are subject to the built-in gains tax, net of any taxes paid on such gains with respect to that taxable year, our taxable dividends paid to you in the following year will be potentially eligible for taxation to noncorporate U.S. stockholders at the preferential tax rates for “qualified dividends” as described below in “—Taxation of Taxable U.S. Stockholders.”

Our Earnings and Profits.  A REIT may not have any undistributed C corporation earnings and profits at the end of any taxable year.  Thus, in order to qualify for taxation as a REIT, we were required to distribute to our stockholders all of our pre-REIT accumulated earnings and profits prior to the end of our taxable year that commenced on January 1, 2014.  Absent an available relief provision, failure to have distributed these pre-REIT accumulated earnings and profits before December 31, 2014 would have resulted in our disqualification as a REIT.  We believe that we satisfied this distribution requirement through our distributions before and during 2014, including the Special Distribution.  However, there can be no assurance that, if audited, the IRS would not propose adjustments to our calculation of our undistributed pre-REIT accumulated earnings and profits.  If it is subsequently determined that we had undistributed pre-REIT accumulated earnings and profits as of the end of a taxable year (including our first taxable year as a REIT), we may be eligible for a relief provision similar to the “deficiency dividends” procedure described above.  To utilize this relief provision, we would have to pay an interest charge for the delay in distributing the undistributed earnings and profits; in addition, we would be required to distribute to our stockholders, in addition to our other REIT distribution requirements, the amount of the undistributed earnings and profits less the interest charge paid.

Acquisitions of C Corporations

We have and may in the future engage in transactions where we acquire all of the outstanding stock of a C corporation.  Since our 2014 taxable year, except to the extent we have made or do make an applicable TRS election, each of the acquired entities and their various corporate and noncorporate subsidiaries generally became or will become our QRSs.  Thus, after the acquisition, all assets, liabilities and items of income, deduction and credit of the acquired and then disregarded entities have been and will be treated as ours for purposes of the various REIT qualification tests described above.  In addition, we generally have been and will be treated as the successor to the acquired and then disregarded entities’ federal income tax attributes, such as those entities’ (a) adjusted tax bases in their assets and their depreciation schedules; and (b) earnings and profits for federal income tax purposes, if any.  The carryover of these attributes creates REIT implications such as built-in gains tax exposure and additional distribution requirements, as described below.  However, where we make an election under Section 338(g) of the Code, or a Section 338(g) Election, with respect to corporations that we acquire, we generally will not be subject to such attribute carryovers in respect of attributes existing prior to such election.

In addition, where we liquidate a TRS, convert a TRS to a QRS, or combine a TRS with an existing QRS, this generally constitutes a tax-free liquidation of the TRS into us, and we generally succeed to the former TRS’s tax attributes such as adjusted tax bases, depreciation schedules, and earnings and profits.  The carryover of these attributes creates REIT implications such as built-in gain tax exposure and additional distribution requirements, as described below.

Built-in Gains from C Corporations.  As described above, notwithstanding our qualification and taxation as a REIT, we may be subject to corporate taxation if we dispose of assets previously held by a C corporation.  Specifically, if we acquire an asset from a corporation in a transaction in which our adjusted tax basis in the asset is determined by reference to the adjusted tax basis of that asset in the hands of a C corporation (including, for example, if we were to liquidate a TRS), and if we subsequently recognize gain on the disposition of that asset during the five-year period beginning on the date on which the asset ceased to be owned by the C corporation, then we will generally pay tax at the highest regular corporate tax rate, currently 35%, on the lesser of (a) the excess, if any, of the asset’s fair market value over its adjusted tax basis, each determined as of the time the asset ceased to be owned by the C corporation, or (b) our gain recognized in the disposition.  Accordingly, any taxable disposition of an asset so acquired during such five-year period could be subject to this built-in gains tax.  In addition, if any assets so acquired are depreciated as personal property rather than real property, we may file appropriate accounting method changes in order that applicable assets will be depreciated in a fashion more commensurate with their status as real property under Section 856 of the Code.  The depreciation recapture resulting under Section 481(a) of the Code from these accounting method changes will be subject to applicable corporate federal income tax liability, including under Sections 337(d) and 1374 of the Code.  To the extent of our gains in a taxable year that are subject to the built-in gains tax, net of any taxes paid on such gains with respect to that taxable year, our taxable dividends paid to you in the following year will be potentially eligible for taxation to noncorporate U.S. stockholders at the preferential tax rates for “qualified dividends” as described below in “—Taxation of Taxable U.S. Stockholders.”

Earnings and Profits.  As described above, if we acquire a corporation or liquidate a TRS, we must generally distribute all of the C corporation earnings and profits inherited in that transaction, if any, no later than the end of our taxable year in which the transaction occurred in order to preserve our qualification for taxation as a REIT.  However, if we fail to do so, relief provisions would allow us to maintain our qualification for taxation as a REIT provided we distribute any subsequently discovered C corporation earnings and profits and pay an interest charge in respect of the period of delayed distribution.  The distribution of our C corporation earnings and profits will be potentially eligible for taxation to noncorporate U.S. stockholders at the preferential tax rates for “qualified dividends” as described below in “—Taxation of Taxable U.S. Stockholders.”  Special rules apply if we liquidate a foreign TRS, including as to the United States federal income tax bases in the assets that carry over to us, and as to the foreign earnings and profits which we must generally include as additional, recognized dividend income that counts favorably toward the 95% gross income test but not the 75% gross income test.  In general, however, we will be required to distribute to our stockholders as additional dividend income, by the end of our taxable year in which the liquidation or conversion occurs, the accumulated earnings and profits of the liquidated foreign TRS.  The distribution of these foreign earnings and profits from qualifying TRSs will be potentially eligible for taxation to noncorporate U.S. stockholders at the preferential tax rates for “qualified dividends” as described below in “—Taxation of Taxable U.S. Stockholders.”

Our Proposed Acquisition of Recall Holdings Limited.  We have entered into a Scheme Implementation Deed with Recall, as amended, a C corporation organized in Australia, pursuant to which we expect to acquire all of the outstanding shares of Recall during our 2016 taxable year.  As we do with our other mergers and acquisitions, we have developed REIT compliance strategies for the Recall acquisition in order to manage the above REIT income, asset and distribution tests given the size, timing and structure of the acquisition.  Although our primary REIT compliance strategy for Recall may change in light of ongoing diligence, regulatory requirements or other developments, we currently expect to include Recall and its subsidiaries within our QRSs and TRSs in the manner described below, or the Recall Restructuring.  In addition to the REIT compliance strategy described below, we have also received an opinion from our counsel, Sullivan & Worcester LLP, that our investment in Recall as a TRS, to the extent that investment is treated as having been acquired in exchange for us issuing shares of our common stock to Recall’s public shareholders, should constitute “real estate assets” under Section 856(c)(5)(B) of the Code as the temporary investment of new capital for the one-year period following the acquisition, and should thus be excepted from the limits on TRS securities in Section 856(c)(4)(B)(ii) of the Code for that period. The substance and/or magnitude of the considerations discussed below may evolve in light of divestitures required to be made in connection with our acquisition of Recall.

As discussed, when we acquire the stock of a C corporation that becomes our QRS or combines with an existing QRS, we are generally treated as the successor to the acquired corporation’s federal income tax attributes, such as its adjusted tax bases in its assets and its depreciation schedules; moreover, we succeed to the acquired corporation’s C corporation earnings and profits in the case of a United States corporation, and we generally realize additional dividend income in the case of the earnings and profits of a non-United States acquired corporation.  Our acquisition of Recall is expected to constitute a qualified stock purchase under Section 338 of the Code, and we anticipate making Section 338(g) Elections in respect of Recall and its principal, non-United States subsidiaries and assets and thus do not expect to succeed to any material earnings and profits, dividend income, or built-in gains from those non-United States entities.  We do not, however, anticipate making Section 338(g) Elections in respect of Recall’s United States subsidiaries and assets due to the United States federal income tax liability that may result from such elections; accordingly, if and when Recall’s United States subsidiaries become our QRSs, we expect to have the attendant C corporation carryover issues described below.

Our current expectation is that we will acquire Recall as a TRS early in a calendar quarter, and we will effectuate the necessary restructurings to achieve compliance with the applicable REIT asset tests before the end of that same calendar quarter.  We will undertake measures to cause Recall’s United States subsidiaries, and some of its non-United States subsidiaries as to which Section 338(g) Elections were made, to be treated as our QRSs, with each of these QRSs having in place an accompanying TRS to perform services for tenants such that the overall arrangement is REIT compliant as described above under “—REIT Qualification Requirements.”  But Recall itself, and several of its non-United States subsidiaries, whether or not Section 338(g) Elections are made for them, will remain our TRSs for the foreseeable future.  As a result of the foregoing, we will succeed to Recall’s United States subsidiaries’ federal income tax attributes, such as their adjusted tax bases in assets, their depreciation and amortization schedules, and their C corporation earnings and profits.  The carryover of these attributes will mean that we will also have the attendant REIT issues that accompany C corporation carryover transactions, including both built-in gains tax exposure and C corporation earnings and profits that we succeed to and must distribute before the close of our 2016 taxable year.  We expect that we will inherit no more than $50,000,000 of C corporation earnings and profits from Recall’s United States subsidiaries.  In addition, some of Recall’s United States subsidiaries’ assets are currently depreciated and amortized as personal property rather than real property, and we expect to file appropriate accounting method changes in due course such that applicable assets will be depreciated and amortized in a fashion more commensurate with their status as real property under Section 856 of the Code.  The depreciation and amortization recapture resulting under Section 481(a) of the Code from these accounting method changes will be subject to applicable corporate federal income tax liability, including under Sections 337(d) and 1374 of the Code, which we expect will subject us to no more than $60,000,000 of U.S. federal income tax over a four-year period.  Except as described below, the foregoing intra-quarter restructuring is not expected to materially impact our compliance with the 75% and 95% gross income tests.

In addition, we may seek an IRS private letter ruling with respect to particular matters arising from the Recall Restructuring, including: (a) that specified adjustments we recognize under Section 481(a) of the Code, in respect of accounting method changes for Recall’s United States subsidiaries’ assets, will be excluded from our 75% and 95% gross income tests under Section 856(c)(5)(J)(i) of the Code; (b) that we will be treated as having sufficient earnings and profits to fully distribute as a dividend to our stockholders the taxable income we will recognize on account of this depreciation recapture; and (c) that we may distribute our 2016-2019 items of taxable income such as depreciation recapture, as well as the 2016 earnings and profits and dividend income that we succeed to from Recall and its subsidiaries, by means of special distributions similar to the 2014 Special Distribution.  All of these matters are comparable to those addressed by the favorable rulings that we received from the IRS in respect of our own January 1, 2014 REIT conversion, discussed above, and that other REIT taxpayers have also received over the years.  We thus expect that, if we seek such private letter rulings in respect of Recall’s United States subsidiaries and assets, then we will obtain them from the IRS in due course.

Finally, in connection with divestitures that may be required to be made in connection with our acquisition of Recall, it is possible that we, our TRSs or Recall may incur federal income tax liabilities, including built-in gains tax liabilities.

Distributions to our Stockholders

As discussed above, we expect to make distributions to our stockholders from time to time.  These distributions may include cash distributions, in kind distributions of property, and deemed or constructive distributions resulting from capital market activities.  The United States federal income tax treatment of our distributions will vary based on the status of the recipient stockholder as more fully described below under “—Taxation of Taxable U.S. Stockholders,” “—Taxation of Tax-Exempt U.S. Stockholders,” and “—Taxation of Non-U.S. Stockholders.”

A redemption of our stock for cash only will be treated as a distribution under Section 302 of the Code, and hence taxable as a dividend to the extent of our available current or accumulated earnings and profits, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the shares of stock.  The redemption for cash only will be treated as a sale or exchange if it (a) is “substantially disproportionate” with respect to the surrendering stockholder’s ownership in us, (b) results in a “complete termination” of the surrendering stockholder’s entire share interest in us, or (c) is “not essentially equivalent to a dividend” with respect to the surrendering stockholder, all within the meaning of Section 302(b) of the Code.  In determining whether any of these tests have been met, a stockholder must generally take into account shares of our stock considered to be owned by such stockholder by reason of constructive ownership rules set forth in the Code, as well as shares of our stock actually owned by such stockholder.  In addition, if a redemption is treated as a distribution under the preceding tests, then a stockholder’s tax basis in the redeemed shares of stock generally will be transferred to the stockholder’s remaining shares of our stock, if any, and if such stockholder owns no other shares of our stock, such basis generally may be transferred to a related person or may be lost entirely.  Because the determination as to whether a stockholder will satisfy any of the tests of Section 302(b) of the Code depends upon the facts and circumstances at the time that shares of our stock are redeemed, we urge you to consult your own tax advisor to determine your particular tax treatment of any redemption.

Taxation of Taxable U.S. Stockholders

For noncorporate U.S. stockholders, to the extent that their total adjusted income does not exceed applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 15%.  For those noncorporate U.S. stockholders whose total adjusted income exceeds the applicable thresholds, the maximum federal income tax rate for long-term capital gains and most corporate dividends is generally 20%.  However, because we generally are not subject to federal income tax on the portion of our “real estate investment trust taxable income” distributed to our stockholders, dividends on our stock generally are not eligible for such preferential tax rates, except that any distribution of C corporation earnings and profits, taxed built-in gain items (including our depreciation recapture income that is subject to this tax), and recognized dividend income in respect of foreign earnings and profits from qualifying TRSs will potentially be eligible for these preferential tax rates.  These exceptions have been and are expected to be operative, including on account of the Recall Restructuring, for our 2014 through 2020 taxable years and perhaps thereafter.  As a result, our ordinary dividends are generally taxed at the higher federal income tax rates applicable to ordinary income, but some portion of our dividends for our 2014 through 2020 taxable years (and perhaps thereafter) have been and are expected to be eligible for the preferential tax rates.  To summarize, the preferential federal income tax rates for long-term capital gains and for qualified dividends generally apply to:

(1)         long-term capital gains, if any, recognized on the disposition of shares of our stock;

(2)         our distributions designated as long-term capital gain dividends (except to the extent attributable to real estate depreciation recapture, in which case the distributions are subject to a maximum 25% federal income tax rate);

(3)         our dividends attributable to dividend income, if any, received by us from C corporations such as domestic TRSs and qualifying foreign TRSs (including foreign earnings and profits from qualifying TRSs recognized as dividend income during our 2014 through 2016 taxable years);

(4)         our dividends paid in our 2014 taxable year attributable to our pre-REIT earnings and profits;

(5)         our dividends attributable to earnings and profits that we inherit from C corporations (such as during our 2016 taxable year from the Recall Restructuring); and

(6)         our dividends to the extent attributable to income upon which we have paid federal corporate income tax (such as our depreciation recapture income or sale gains subject to the 35% built-in gains tax), net of the corporate taxes thereon.

As long as we qualify for taxation as a REIT, a distribution to our U.S. stockholders that we do not designate as a capital gain dividend generally will be treated as an ordinary income dividend to the extent of our available current or accumulated earnings and profits.  Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends generally will be taxed as long-term capital gains, as described below, to the extent they do not exceed our actual net capital gain for the taxable year.  However, corporate stockholders may be required to treat up to 20% of any capital gain dividend as ordinary income under Section 291 of the Code.

In addition, we may elect to retain net capital gain income and treat it as constructively distributed.  In that case:

(1)         we will be taxed at regular corporate capital gains tax rates on retained amounts;

(2)         each U.S. stockholder will be taxed on its designated proportionate share of our retained net capital gains as though that amount were distributed and designated a capital gain dividend;

(3)         each U.S. stockholder will receive a credit or refund for its designated proportionate share of the tax that we pay;

(4)         each U.S. stockholder will increase its adjusted basis in our stock by the excess of the amount of its proportionate share of these retained net capital gains over the U.S. stockholder’s proportionate share of the tax that we pay; and

(5)         both we and our corporate stockholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes.

If we elect to retain our net capital gains in this fashion, we will notify our U.S. stockholders of the relevant tax information within sixty days after the close of the affected taxable year.

If for any taxable year we designate capital gain dividends for our stockholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of stock on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of stock to the total dividends paid or made available for the year to holders of all outstanding classes of our stock. We will similarly designate the portion of any capital gain dividend that is to be taxed to noncorporate U.S. stockholders at preferential maximum rates (including any capital gains attributable to real estate depreciation recapture that are subject to a maximum 25% federal income tax rate) so that the designations will be proportionate among all outstanding classes of our stock.

Distributions in excess of current or accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the stockholder’s adjusted tax basis in the stockholder’s stock, but will reduce the stockholder’s basis in its stock.  To the extent that these excess distributions exceed a U.S. stockholder’s adjusted basis in our stock, they will be included in income as capital gain, with long-term gain generally taxed to noncorporate U.S. stockholders at preferential maximum rates.  No U.S. stockholder may include on its federal income tax return any of our net operating losses or any of our capital losses.

If a dividend is declared in October, November or December to stockholders of record during one of those months, and is paid during the following January, then for federal income tax purposes the dividend will be treated as having been both paid and received on December 31 of the prior taxable year.  Also, items that are treated differently for regular and alternative minimum tax purposes are to be allocated between a REIT and its stockholders under Treasury regulations which are to be prescribed.  It is possible that these Treasury regulations will permit or require tax preference items to be allocated to our stockholders with respect to any accelerated depreciation or other tax preference items that we claim.  Also, until such time as regulations are issued, we may choose to allocate applicable tax preference items to our stockholders.

The preferential tax rates available to noncorporate U.S. stockholders for dividend income are not available unless the stock on which an otherwise qualifying dividend is paid has been held for 61 days or more during the 121-day period beginning 60 days before the date on which the stock becomes ex-dividend.  For purposes of calculating this sixty-one day holding period, any period in which the stockholder has an option to sell, is under a contractual obligation to sell or has made and not closed a short sale of our stock, has granted certain options to buy substantially identical stock or securities, or holds one or more other positions in substantially similar or related property that diminishes the risk of loss from holding our stock, will not be counted toward the required holding period.

A U.S. stockholder will generally recognize gain or loss equal to the difference between the amount realized and the stockholder’s adjusted basis in our stock that is sold or exchanged.  This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the stockholder’s holding period in the stock exceeds one year.  In addition, any loss upon a sale or exchange of our stock held for six months or less will generally be treated as a long-term capital loss to the extent of any long-term capital gain dividends we paid on such shares during the holding period.

For some U.S. stockholders, a series of distributions from us considered related under Section 1059 of the Code may be “extraordinary dividends.”  An “extraordinary dividend” is generally a dividend on a share of stock that is equal to at least 10% of a stockholder’s adjusted basis in that share of stock, or alternatively, if an election is made, is equal to at least 10% of the fair market value of that stock based on the stock’s trading price on the day before the ex-dividend date.  For some noncorporate U.S. stockholders that receive an extraordinary dividend from us, and to the extent that dividend is eligible for the preferential tax rates described above, a later sale of the underlying stock at a loss will result in long-term capital loss, regardless of the stockholder’s holding period in the stock.

U.S. stockholders who are individuals, estates or trusts are generally required to pay a 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of our stock), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.

If a U.S. stockholder recognizes a loss upon a disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS.  These Treasury regulations are written quite broadly, and apply to many routine and simple transactions.  A reportable transaction currently includes, among other things, a sale or exchange of stock resulting in a tax loss in excess of (a) $10 million in any single year or $20 million in a prescribed combination of succeeding tax years in the case of stock held by a C corporation or by a partnership with only C corporation partners or (b) $2 million in any single year or $4 million in a prescribed combination of succeeding tax years in the case of stock held by any other partnership or an S corporation, trust or individual, including losses that flow through pass through entities to individuals.  A taxpayer discloses a reportable transaction by filing IRS Form 8886 with its federal income tax return and, in the first year of filing, a copy of Form 8886 must be sent to the IRS’s Office of Tax Shelter Analysis.  The annual maximum penalty for failing to disclose a reportable transaction is generally $10,000 in the case of a natural person and $50,000 in any other case.

Noncorporate U.S. stockholders who borrow funds to finance their acquisition of our stock could be limited in the amount of deductions allowed for the interest paid on the indebtedness incurred.  Under Section 163(d) of the Code, interest paid or accrued on indebtedness incurred or continued to purchase or carry property held for investment is generally deductible only to the extent of the investor’s net investment income.  A U.S. stockholder’s net investment income will include ordinary income dividend distributions received from us and, if an appropriate election is made by the stockholder, capital gain dividend distributions and qualified dividends received from us; however, distributions treated as a nontaxable return of the stockholder’s basis will not enter into the computation of net investment income.

Taxation of Tax-Exempt U.S. Stockholders

The rules governing the federal income taxation of tax-exempt entities are complex, and the following discussion is intended only as a summary of these rules.  If you are a tax-exempt stockholder, we urge you to consult with your own tax advisor to determine the impact of federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our stock.

Subject to the pension-held REIT rules described below, our distributions made to stockholders that are tax-exempt pension plans, individual retirement accounts or other qualifying tax-exempt entities should not constitute UBTI, provided that the stockholder has not financed its acquisition of our stock with “acquisition indebtedness” within the meaning of the Code, that the stock is not otherwise used in an unrelated trade or business of the tax-exempt entity, and that, consistent with our present intent, we do not hold a residual interest in a real estate mortgage investment conduit.

Any trusts that are described in Section 401(a) of the Code and are tax-exempt under Section 501(a) of the Code, or tax-exempt pension trusts, that own more than 10% by value of a “pension-held REIT” at any time during a taxable year may be required to treat a percentage of all dividends received from the pension-held REIT during the year as UBTI.  This percentage is equal to the ratio of:

(1)         the pension-held REIT’s gross income derived from the conduct of unrelated trades or businesses, determined as if the pension-held REIT were a tax-exempt pension trust, less direct expenses related to that income, to

(2)         the pension-held REIT’s gross income from all sources, less direct expenses related to that income,

except that this percentage shall be deemed to be zero unless it would otherwise equal or exceed 5%.  A REIT is a pension-held REIT if:

•                  the REIT is “predominantly held” by tax-exempt pension trusts; and

•                  the REIT would fail to satisfy the “closely held” ownership requirement, described above in “—REIT Qualification Requirements,” if the stock in the REIT held by tax-exempt pension trusts were viewed as held by the tax-exempt pension trusts rather than by their respective beneficiaries.

A REIT is predominantly held by tax-exempt pension trusts if at least one tax-exempt pension trust owns more than 25% by value of the REIT’s stock, or if one or more tax-exempt pension trusts, each owning more than 10% by value of the REIT’s stock, own in the aggregate more than 50% by value of the REIT’s stock.  Because of the stock ownership concentration restrictions contained in our certificate of incorporation (and the comparable mechanism in the Rights Agreement), we believe that we have not been and will not become a pension-held REIT and accordingly, the tax treatment described above should be inapplicable to our tax-exempt stockholders.  However, because our stock has been and is expected to remain publicly traded, we cannot completely control whether or not we are or will become a pension-held REIT.

Social clubs, voluntary employee benefit associations and supplemental unemployment benefit trusts exempt from federal income taxation under Sections 501(c)(7), (c)(9) and (c)(17) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from a REIT as UBTI.  In addition, these prospective investors should consult their own tax advisors concerning any “set aside” or reserve requirements applicable to them.

Taxation of Non-U.S. Stockholders

The rules governing the United States federal income taxation of non-U.S. stockholders are complex, and the following discussion is intended only as a summary of these rules.  If you are a non-U.S. stockholder, we urge you to consult with your own tax advisor to determine the impact of United States federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our stock.

In general, a non-U.S. stockholder will be subject to regular United States federal income tax in the same manner as a U.S. stockholder with respect to its investment in our stock if that investment is effectively connected with the non-U.S. stockholder’s conduct of a trade or business in the United States (and, if provided by an applicable income tax treaty, is attributable to a permanent establishment or fixed base the non-U.S. stockholder maintains in the United States).  In addition, a corporate non-U.S. stockholder that receives income that is or is deemed effectively connected with a trade or business in the United States may also be subject to the 30% branch profits tax under Section 884 of the Code, or lower applicable tax treaty rate, which is payable in addition to regular United States federal corporate income tax.  The balance of this discussion of the United States federal income taxation of non-U.S. stockholders addresses only those non-U.S. stockholders whose investment in our stock is not effectively connected with the conduct of a trade or business in the United States.

A distribution by us to a non-U.S. stockholder that is not attributable to gain from the sale or exchange of a “United States real property interest” within the meaning of Section 897 of the Code, or a USRPI, and that is not designated as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of current or accumulated earnings and profits.  A distribution of this type will generally be subject to United States federal income tax and withholding at the rate of 30%, or at a lower rate if the non-U.S. stockholder has in the manner prescribed by the IRS demonstrated to the applicable withholding agent its entitlement to benefits under a tax treaty. Because we cannot determine our current and accumulated earnings and profits until the end of the taxable year, withholding at the rate of 30% or applicable lower treaty rate will generally be imposed on the gross amount of any distribution to a non-U.S. stockholder that we make and do not designate as a capital gain dividend.  Notwithstanding this potential withholding on distributions in excess of our current and accumulated earnings and profits, these distributions are a nontaxable return of capital to the extent that they do not exceed the non-U.S. stockholder’s adjusted basis in our stock, and the nontaxable return of capital will reduce the adjusted basis in its stock.  To the extent that distributions in excess of current and accumulated earnings and profits exceed the non-U.S. stockholder’s adjusted basis in our stock, the distributions will give rise to tax liability if the non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or exchange of its stock, as described below.  A non-U.S. stockholder may seek a refund from the IRS of amounts withheld on distributions to it in excess of our current and accumulated earnings and profits.

From time to time, some of our distributions may be attributable to the sale or exchange of USRPIs.  However, capital gain dividends that are received by a non-U.S. stockholder, as well as dividends attributable to our sales of USRPIs, will be subject to the taxation and withholding regime applicable to ordinary income dividends and the branch profits tax will not apply, provided that (a) these dividends are received with respect to a class of stock that is “regularly traded” on a domestic “established securities market” such as the New York Stock Exchange, or the NYSE, both terms as defined by applicable Treasury regulations, and (b) the non-U.S. stockholder does not own more than 10% (5% for dividends before December 18, 2015) of that class of stock at any time during the one-year period ending on the date of distribution of the applicable capital gain and USRPI dividends; although not completely clear, the better view is that our stock and the stock of our predecessor corporation are treated as the same stock when applying the applicable 10% or 5% threshold.  If both of these provisions are satisfied, qualifying non-U.S. stockholders will not be subject to withholding either on capital gain dividends or on dividends that are attributable to our sales of USRPIs as though those amounts were effectively connected with a United States trade or business, and qualifying non-U.S. stockholders will not be required to file United States federal income tax returns or pay branch profits tax in respect of these dividends.  Instead, these dividends will be subject to United States federal income tax and withholding as ordinary dividends, currently at a 30% tax rate unless, as described below, reduced by an applicable treaty.  Although there can be no assurance in this regard, we believe that our common stock has been and will remain “regularly traded” on a domestic “established securities market” within the meaning of applicable Treasury regulations; however, we can provide no assurance that our common stock will continue to be “regularly traded” on a domestic “established securities market” in future taxable years.  Moreover, although there is no definitive guidance on this issue, we expect that our shares of common stock represented by CHESS Depository Interests, or CDIs, listed on the Australian Securities Exchange upon completion of the Recall acquisition will also benefit from the foregoing exception because they are part of a class of stock that is also traded on the NYSE.

Except as described above, for any year in which we qualify for taxation as a REIT, distributions that are attributable to gain from the sale or exchange of a USRPI are taxed to a non-U.S. stockholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. stockholder.  Accordingly, a non-U.S. stockholder that does not qualify for the special rule above (a) will be taxed on these amounts at the normal capital gain and other tax rates applicable to a U.S. stockholder, subject to any applicable alternative minimum tax and to a special alternative minimum tax in the case of nonresident alien individuals, (b) will be required to file a United States federal income tax return reporting these amounts, even if applicable withholding is imposed as described below, and (c) if such non-U.S. stockholder is also a corporation, it may owe the 30% branch profits tax under Section 884 of the Code, or lower applicable tax treaty rate, in respect of these amounts.  The applicable withholding agent will be required to withhold from distributions to such non-U.S. stockholders, and remit to the IRS, 35% of the maximum amount of any distribution that could be designated as a capital gain dividend.  In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends.  The amount of any tax withheld is creditable against the non-U.S. stockholder’s United States federal income tax liability, and the non-U.S. stockholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

A special “wash sale” rule may apply to a non-U.S. stockholder who owns our stock if (a) the non-U.S. stockholder owns more than 5% of that class of stock at any time during the one-year period ending on the date of the distribution described below, or (b) our stock is not, within the meaning of applicable Treasury regulations, “regularly traded” on a domestic “established securities market” (such as the NYSE); although not completely clear, the better view is that our stock and the stock of our predecessor corporation are treated as the same stock when applying this 5% threshold. Although there can be no assurance in this regard, we believe that our common stock has been and will remain “regularly traded” on a domestic “established securities market” within the meaning of applicable Treasury regulations, all as described above; however, we can provide no assurance that our common stock will continue to be “regularly traded” on a domestic “established securities market” in future taxable years.  Moreover, although there is no definitive guidance on this issue, we expect that our shares of common stock represented by CDIs listed on the Australian Securities Exchange upon completion of the Recall acquisition will also benefit from the foregoing exception because they are part of a class of stock that is also traded on the NYSE.  We anticipate this wash sale rule will apply, if at all, only (a) to a non-U.S. stockholder that owns more than 10% (5% for dispositions before December 18, 2015) of our common stock or any other class of our stock or (b) if the particular class of our stock were to be no longer publicly traded on a domestic established securities market.  Such a non-U.S. stockholder will be treated as having made a “wash sale” of our stock if it (a) disposes of an interest in our stock during the thirty days preceding the ex-dividend date of a distribution by us that, but for such disposition, would have been treated by the non-U.S. stockholder in whole or in part as gain from the sale or exchange of a USRPI, and then (b) acquires or enters into a contract to acquire a substantially identical interest in our stock, either actually or constructively through a related party, during the sixty-one day period beginning thirty days prior to the ex-dividend date.  In the event of such a wash sale, the non-U.S. stockholder will have gain from the sale or exchange of a USRPI in an amount equal to the portion of the distribution that, but for the wash sale, would have been a gain from the sale or exchange of a USRPI.  As described above, a non-U.S. stockholder’s gain from the sale or exchange of a USRPI can trigger increased United States taxes, such as the branch profits tax applicable to non-U.S. corporations, and increased United States tax filing requirements.

If for any taxable year we designate capital gain dividends for our stockholders, then a portion of the capital gain dividends we designate will be allocated to the holders of a particular class of stock on a percentage basis equal to the ratio of the amount of the total dividends paid or made available for the year to the holders of that class of stock to the total dividends paid or made available for the year to holders of all outstanding classes of our stock.

Tax treaties may reduce the withholding obligations on our distributions.  Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from United States corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets specified additional conditions.  A non-U.S. stockholder must generally use an applicable IRS Form W-8, or substantially similar form, to claim tax treaty benefits.  If the amount of tax withheld with respect to a distribution to a non-U.S. stockholder exceeds the stockholder’s United States federal income tax liability with respect to the distribution, the non-U.S. stockholder may file for a refund of the excess from the IRS.  The 35% withholding tax rate described above on some capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. stockholders but is higher than the current preferential maximum rates on capital gains generally applicable to noncorporate non-U.S. stockholders.  Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. stockholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty.  In the case of any deemed or constructive distribution or a distribution in kind, including a distribution of our common stock in a cash and stock distribution such as the Special Distribution, the applicable withholding agent may collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the non-U.S. stockholder would otherwise receive or own if the cash portion of any such distribution is not sufficient to cover the withholding liability, and the non-U.S. stockholder may bear brokerage or other costs for this withholding procedure.

Non-U.S. stockholders should generally be able to treat amounts we designate as retained but constructively distributed capital gains in the same manner as actual distributions of capital gain dividends by us.  In addition, a non-U.S. stockholder should be able to offset as a credit against its federal income tax liability the proportionate share of the tax paid by us on such retained but constructively distributed capital gains.  A non-U.S. stockholder may file for a refund from the IRS for the amount that the non-U.S. stockholder’s proportionate share of tax paid by us exceeds its federal income tax liability on the constructively distributed capital gains.

If our stock is not a USRPI, then a non-U.S. stockholder’s gain on the sale of our stock generally will not be subject to United States federal income taxation, except that a nonresident alien individual who was in the United States for 183 days or more during the taxable year may be subject to a 30% tax on this gain.  Our stock will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which at all times during the preceding five-year period less than 50% of the fair market value of the outstanding stock was directly or indirectly held by foreign persons; for this exception to be available, it is unclear whether a new REIT like us must have been a REIT during the preceding five years and, if not, whether we are required to satisfy the foreign ownership limit with ownership history from our pre-REIT period, or whether instead the relevant period for testing foreign ownership commenced on our first day as a REIT.  From and after December 18, 2015, a person who at all relevant times holds less than 5% of a REIT’s stock that is regularly traded on an established securities market in the United States is deemed to be a U.S. person in making the determination of whether a REIT is domestically controlled, unless the REIT has actual knowledge that the person is not a U.S. person.  Other presumptions apply in making the determination with respect to other classes of REIT stockholders.  As a result of applicable presumptions, we expect to be able to demonstrate from and after December 18, 2015 that we are less than 50% foreign owned.  For periods prior to December 18, 2015, we believe that we were less than 50% foreign owned, but that may not be possible to demonstrate.  Accordingly, we can provide no assurance that we have been or will remain a domestically controlled REIT, particularly if that determination includes the period before December 18, 2015, when the presumptions described above did not apply.  Moreover, although there is no definitive guidance on this issue, we expect that our shares of common stock represented by CDIs listed on the Australian Securities Exchange upon completion of the Recall acquisition will also benefit from the foregoing exception because they are part of a class of stock that is also traded on the NYSE.  Even if we are not a domestically controlled REIT, a non-U.S. stockholder’s gain on the sale of our stock will not be subject to United States federal income taxation as a sale of a USRPI if that class of stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market such as the NYSE, and the non-U.S. stockholder has at all times during the preceding five years owned 10% (5% for dispositions before December 18, 2015) or less by value of that class of stock; although not completely clear, the better view is that our pre-REIT ownership history is included in applying the applicable 10% or 5% threshold, and that our stock and the stock of our predecessor corporation are treated as the same stock. In this regard, because the stock of others may be redeemed, a non-U.S. stockholder’s percentage interest in a class of our stock may increase even if it acquires no additional stock.  If a gain on the sale of our stock is subject to United States federal income taxation under these rules, the non-U.S. stockholder will generally be subject to the same treatment as a U.S. stockholder with respect to its gain (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and will be required to file a United States federal income tax return reporting that gain.  A purchaser of our stock from a non-U.S. stockholder will not be required to withhold on the purchase price if the purchased stock is regularly traded on an established securities market or if we are a domestically controlled REIT.  Otherwise, a purchaser of our stock from a non-U.S. stockholder may be required to withhold 15% (10% for dispositions on or before February 16, 2016) of the purchase price paid to the non-U.S. stockholder and to remit the withheld amount to the IRS.

Information Reporting, Backup Withholding, and Foreign Account Withholding

Information reporting, backup withholding, and foreign account withholding may apply to distributions or proceeds paid to our stockholders under the circumstances described below.  If a stockholder is subject to backup or other United States federal income tax withholding, then the applicable withholding agent will be required to withhold the appropriate amount with respect to a deemed or constructive distribution or a distribution in kind, such as the Special Distribution, even though there is insufficient cash from which to satisfy the withholding obligation.  To satisfy this withholding obligation, the applicable withholding agent may collect the amount of United States federal income tax required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the property that the stockholder would otherwise receive or own, and the stockholder may bear brokerage or other costs for this withholding procedure.

The backup withholding rate is currently 28%.  Amounts withheld under backup withholding are generally not an additional tax and may be refunded by the IRS or credited against the stockholder’s federal income tax liability.  A U.S. stockholder may be subject to backup withholding when it receives distributions on our stock or proceeds upon the sale, exchange, redemption, retirement or other disposition of our stock, unless the U.S. stockholder properly executes, or has previously properly executed, under penalties of perjury an IRS Form W-9 or substantially similar form that:

•                  provides the U.S. stockholder’s correct taxpayer identification number; and

•                  certifies that the U.S. stockholder is exempt from backup withholding because it comes within an enumerated exempt category, it has not been notified by the IRS that it is subject to backup withholding, or it has been notified by the IRS that it is no longer subject to backup withholding.

If the U.S. stockholder has not provided and does not provide its correct taxpayer identification number on an IRS Form W-9 or substantially similar form, it may be subject to penalties imposed by the IRS, and the applicable withholding agent may have to withhold a portion of any distributions or proceeds paid to such U.S. stockholder.  Unless the U.S. stockholder has established on a properly executed IRS Form W-9 or substantially similar form that it comes within an enumerated exempt category, distributions or proceeds on our stock paid to it during the calendar year, and the amount of tax withheld, if any, will be reported to it and to the IRS.

Distributions on our stock to a non-U.S. stockholder during each calendar year and the amount of tax withheld, if any, will generally be reported to the non-U.S. stockholder and to the IRS.  This information reporting requirement applies regardless of whether the non-U.S. stockholder is subject to withholding on distributions on our stock or whether the withholding was reduced or eliminated by an applicable tax treaty.  Also, distributions paid to a non-U.S. stockholder on our stock generally will be subject to backup withholding, unless the non-U.S. stockholder properly certifies to the applicable withholding agent its non-U.S. stockholder status on an applicable IRS Form W-8 or substantially similar form.  Information reporting and backup withholding will not apply to proceeds a non-U.S. stockholder receives upon the sale, exchange, redemption, retirement or other disposition of our stock, if the non-U.S. stockholder properly certifies its non-U.S. stockholder status on an applicable IRS Form W-8 or substantially similar form.  Even without having executed an applicable IRS Form W-8 or substantially similar form, however, in some cases information reporting and backup withholding will not apply to proceeds that a non-U.S. stockholder receives upon the sale, exchange, redemption, retirement or other disposition of our stock if the non-U.S. stockholder receives those proceeds through a broker’s foreign office.

Non-United States financial institutions and other non-United States entities are subject to diligence and reporting requirements for purposes of identifying accounts and investments held directly or indirectly by United States persons.  The failure to comply with these additional information reporting, certification and other requirements could result in a 30% withholding tax on applicable payments to non-United States persons.  In particular, a payee that is a foreign financial institution that is subject to the diligence and reporting requirements described above must enter into an agreement with the United States Department of the Treasury requiring, among other things, that it undertake to identify accounts held by “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report information about such accounts, and withhold 30% on applicable payments to noncompliant foreign financial institutions and account holders.  Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these requirements may be subject to different rules.  The foregoing withholding regime generally applies to payments of dividends on our stock, and is expected to generally apply to other “withholdable payments” (including payments of gross proceeds from a sale or other disposition of our stock) made after December 31, 2018.  In general, to avoid withholding, any non-United States intermediary through which a stockholder owns our stock must establish its compliance with the foregoing regime, and a non-U.S. stockholder must provide certain documentation (usually an applicable IRS Form W-8) containing information about its identity, its status, and if required, its direct and indirect U.S. owners.  Non-U.S. stockholders and stockholders who hold our stock through a non-United States intermediary are encouraged to consult with their own tax advisor regarding foreign account tax compliance.

Other Tax Considerations

Our tax treatment and that of our stockholders may be modified by legislative, judicial or administrative actions at any time, which actions may be retroactive in effect.  The rules dealing with federal income taxation are constantly under review by the United States Congress, the IRS and the United States Department of the Treasury, and statutory changes, new regulations, revisions to existing regulations and revised interpretations of established concepts are issued frequently.  Some of these changes could have a more significant impact on us as compared to other REITs due to the nature of our business and our substantial use of TRSs.  Likewise, the rules regarding taxes other than United States federal income taxes may also be modified.  No prediction can be made as to the likelihood of passage of new tax legislation or other provisions, or the direct or indirect effect on us and our stockholders.  Revisions to tax laws and interpretations of these laws could adversely affect our ability to qualify and be taxed as a REIT, as well as the tax or other consequences of an investment in our stock.  We and our stockholders may also be subject to taxation by state, local or other jurisdictions, including those in which we or our stockholders transact business or reside.  These tax consequences may not be comparable to the United States federal income tax consequences described above.